Exhibit 3.13

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:14 PM 10/18/2006
FILED 04:09 PM 10/18/2006
SRV 060957221 - 4237357 FILE

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

•                  First: The name of the limited liability company is Buckeye Check Cashing of California, LLC

•                  Second: The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400 in the City of  Wilmington, DE 19808.  The name of its Registered agent at such address is Corporation Service Company

•                  Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                  .”)

•                  Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 18th day of October, 2006.

By:	/s/ Heidi Bowman
Authorized Person(s)

Name:	Heidi Bowman
Typed or Printed